ANNUAL MEETING REPORT

	The Annual Meeting was held on June 25, 2002 at 9:00 a.m.  The shareholders voted on the following items and the resulting votes are presented below.

(1)	To elect two Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified.

	For	Withheld 	Broker Non-Votes
	Robert P. Mack, M.D.	8,568,583	126,887	0
	Eric Oddleifson	8,574,178	121,292	0
	Oleg M. Pohotsky	8,507,255	188,215	0

The nominees were elected to serve until the 2005 Annual Meeting of Shareholders. The Trustees serving until the 2003 Annual Meeting are Alan
G. Carr and Henri A. Termeer. The Trustees serving until the 2004 Annual Meeting are Lawrence S. Lewin and Uwe E. Reinhardt, Ph.D.

(2)	To approve a new investment advisory agreement between the Fund and
Hambrecht & Quist Capital Management LLC.

Shareholders overwhelmingly approved the new investment advisory agreement.

		For	Against 	Abstain	Broker Non-Votes
	8,481,355	121,786	92,329	0

(3)	To ratify the selection of PricewaterhouseCoopers LLP as the Funds independent accountants for the fiscal year ended September 30, 2002.

Shareholders overwhelmingly ratified the selection of the Independent Public Accountants.

		For	Against 	Abstain	Broker Non-Votes
	8,592,240	49,084	54,146	0